Exhibit 107

Calculation of Filing Fee Tables

S-1/A

(Form Type)

Energy Cloud I Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Units, with each Unit consisting of	Other	8,625,000	$10.00	$86,250,000	$92.70 per million	$7,995.38
Fees Previously Paid	Equity	One share of Common Stock, no-par value per share	457(g)	8,625,000	-	-	-
Fees Previously Paid	Other	Rights included as part of the units	457(g)	4,312,500	-	-	-
Fees Previously Paid	Other	Warrants included as part of the units	457(g)	8,625,000	-	-	-
Fees Previously Paid	Equity	Ordinary shares underlying rights included as part of the units	Other	431,250	$10.00	$4,312,500	$92.70 per million	$399.77
Fees Previously Paid	Equity	Representative’s ordinary shares	Other	86,250	$10.00	$862,500	$92.70 per million	$79.95
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				$91,425,000
	Total Fees Previously Paid				$8,475.10
	Total Fee Offsets				0
	Net Fee Due				0